UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2010

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 6, 2010, Learning Tree International, Inc., a Delaware corporation (the “Company”), entered into a lease agreement with Reston Town Center Property LLC (the “Landlord”), which is effective as of December 29, 2009 and replaces the previous lease with the Landlord (referenced below). This lease is for a total rentable area of 44,488 square feet at the Company’s current location in Reston, Virginia and is for a term of eleven years and four months, commencing January 1, 2010 and expiring April 30, 2021, with an option to extend for an additional five year period. The lease provides for an average annual minimum rent of $1,673,808.58 calculated at a net of $37.62 per square foot of gross rentable area. This summary is qualified in its entirety by the lease agreement, which is filed as Exhibit 10.1 and incorporated herein by this reference.

Item 1.02	Termination of a Material Definitive Agreement.

On January 6, 2010, the Company and the Landlord entered into a termination, which is effective as of December 29, 2009, of the lease dated December 28, 1990 between the parties. In connection with the termination, the parties entered into the lease described above. This summary is qualified in its entirety by the termination agreement, which is filed as Exhibit 10.2 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Lease between Learning Tree International, Inc. and Reston Town Center Property LLC

10.2	Lease Termination Agreement between Learning Tree International, Inc. and Reston Town Center Property LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: January 11, 2010	By:	/S/ NICHOLAS R. SCHACHT
Nicholas R. Schacht
Chief Executive Officer